Exhibit 5.3
Bogotá D.C., November 2, 2011
GPZ-0696-11
Bancolombia S.A.,
     Carrera 48 #26-85,
     Avenida Los Industriales,
     Medellín, Colombia.
Ladies and Gentlemen:
     We have acted as Colombian counsel for Bancolombia S.A., a Colombian financial institution organized and existing as a sociedad anónima under the laws of the Republic of Colombia (the “Bank”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Bank with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), as amended, relating to the issuance by the Bank of (i) US$520,000,000 of 4.250% Senior Notes Due 2016 (the “New 2016 Notes”) which are being offered in exchange for the US$520,000,000 of 4.250% Senior Notes due 2016 that were issued on January 12, 2011(the “Old 2016 Notes”); and (ii) US$1,000,000,000 of 5.950% Senior Notes due 2021 (the “New 2021 Notes” and collectively with the New 2016 Notes, the “New Notes”), which are being offered in exchange for the US$1,000,000,000,000 of 5.590% Senior Notes due 2021 that were issued on June 3, 2011 (the “Old 2021 Notes” and collectively with the Old 2016 Notes, the “Old Notes”). The New Notes will be issued under (i) an Indenture, dated January 12, 2011, between Bancolombia and The Bank of New York Mellon, as trustee (the “Trustee”) relating to the Old 2016 Notes (the “2016 Indenture”), which govern both the Old 2016 Notes and the New 2016 Notes; and (ii) and Indenture, dated June 3, 2011, between Bancolombia and the Trustee, relating to the Old 2021 Notes (the “2021 Indenture”), which govern both the Old 2021 Notes and the New 2021 Notes. The 2016 Indenture and the 2021 Indenture shall collectively be referred to herein as the “Indentures”.
     We have examined the Registration Statement and the Indentures, which have been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon
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certificates or comparable documents of public officials and of officers and representatives of the Bank.
     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indentures are the valid and legally binding obligation of the Trustee.
     Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Registration Statement or the Indentures.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
1. The Bank has full power and authority to perform its obligations under the offering of the New Notes, and has taken all necessary corporate action to authorize the issuance, execution and delivery of the New Notes.
2. Assuming the Notes have been duly executed, authenticated, issued and delivered insofar as the laws of the State of New York are concerned, the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures upon the exchange, insofar as the laws of Colombia are concerned and constitute legally binding and valid obligations of the Bank, entitled to the benefits of the Indentures and enforceable against the Bank in accordance with their terms insofar as the laws of Colombia are concerned.
The above opinion is subject to the following qualifications:
     (i) Under the laws of Colombia, the choice of the law of the State of New York as governing law would be recognized subject to the proof of the provisions of the applicable law of the State of New York in the manner provided for in such proceedings in Colombia. In any proceeding in Colombia to enforce a document subject to the law of the State of New York, the court would interpret the provisions of such document by reference to law of the State of New York provided that the provisions of law of the State of New York do not violate the public order Laws of Colombia.
     (ii) The courts of Colombia would give effect to and enforce a final judgment rendered by any court of the State of New York or any courts outside of Colombia through a procedural system provided for under Colombian law
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known as “exequatur”, subject to the provisions of Article 693 of the Colombian Code of Civil Procedure which requires that there be reciprocity in the recognition of foreign judgments between the courts of the relevant jurisdiction and the courts of Colombia and subject to compliance with provisions of Article 694 of the Colombian Code of Civil Procedure. The pertinent provisions of such articles as they would affect a judgment obtained in a foreign court are as follows: (a) the foreign judgment presented in Colombia for enforcement does not conflict with public order laws of Colombia, other than Laws governing procedure; (b) the foreign judgment, in accordance with the laws of the country where it was rendered, is final and a duly certified and authenticated copy has been presented to the court in Colombia; (c) no proceedings are pending in Colombia with respect to the same cause of action and no final judgment has been awarded in Colombia in any proceeding on the same subject matter and between the same parties; (d) in the proceedings commenced in the foreign court which issued the judgment, the defendant was served process in accordance with the law of such jurisdiction and in a manner reasonably designed to give an opportunity to the defendant for the defense of the action; and (e) the judgment obtained in a foreign court will not adjudicate property rights (in rem rights) over assets located in Colombia at the time of commencement of the proceeding pursuant to which such judgment was obtained. Proceedings for execution of a money judgment by attachment or execution against any assets or property located in Colombia would be within the exclusive jurisdiction of Colombian courts. Bankruptcy proceedings, composition, liquidation, creditor’s arrangements proceedings, annulment of corporate resolutions, repossession, and proceedings in connection with “in rem” actions over assets located in Colombia would also be within the exclusive jurisdiction of Colombian courts.
     (iii) The United States and Colombia do not have any bilateral treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters, but the Supreme Court of Colombia has accepted that reciprocity exists when it has been proven either that a United States court has enforced a Colombian judgment or that a United States court would enforce a foreign judgment including a judgment issued by a Colombian court.
     (iv) The enforcement of the Indentures, and the Notes may be limited: (a) by applicable laws relating to the enforcement of creditors’ rights generally, and any proceeding for enforcement in Colombia would be subject to the applicable limitation on actions by prescription, limiting the period for commencement for actions in Colombia; (b) articles 823 of the Colombian Code of Commerce and 260 of the Colombian Code of Civil Procedure pursuant to which any proceeding in Colombia requires that a translation into Spanish be the basis for enforcement, in any event of a disagreement over the meaning of the translation, the official Spanish translation will govern rather than the
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original English text for purposes of such proceeding; (c) applicable laws pursuant to which indemnification provisions are not enforceable if there has been gross negligence or willful misconduct from the indemnified party; and (d) in any proceeding filed, commenced or brought to a court in Colombia, service of notice to the parties will be made in accordance with the provisions of the Colombian Code of Civil Procedure and contractual provisions regarding service of process will not be enforceable.
     (v) Furthermore, we express no opinion as to whether a court in any proceeding in Colombia would give effect to certain provisions that may be limited by: (i) applicable procedural rules that do not allow waivers of immunity and service of process by private companies within Colombia and pursuant to which any immunity from proceedings (jurisdiction, execution or attachment) which might in the future be available under Colombian law may not be validly waived in advance; and (ii) the unavailability under Colombian law of equitable remedies or injunctive relief, except for fundamental constitutional rights.
We are licensed to practice law in Colombia and we do not hold ourselves out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than those of Colombia. In particular, to the extent that New York or United States Federal law is relevant to this opinion, we have relied, without any independent investigation, on the opinion of Sullivan & Cromwell LLP, special U.S. legal counsel to the Bank, delivered to you, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Sullivan & Cromwell LLP. This opinion is limited to matters of Colombian law.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Validity of the New Notes” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ GÓMEZ-PINZÓN ZULETA ABOGADOS S.A.

Gómez-Pinzón Zuleta Abogados • Teléfono: (571) 319 2900 • Fax: (571) 321 0295
Calle 67 # 7-35 Of. 1204 • Bogotá, Colombia • www.gpzlegal.com